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                                                                      EXHIBIT 11

                         UNISON HEALTHCARE CORPORATION

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                        (IN THOUSANDS, EXCEPT PER SHARE)

                                                                            THREE MONTHS ENDED
                                                                                MARCH 31,
                                                                            ------------------
                                                                             1996       1995
                                                                            -------    -------
FOR PRIMARY EARNINGS PER SHARE
Shares outstanding at beginning of period(1)..............................    3,674      1,249
Conversion of debentures..................................................        6         --
Exercise of stock purchase warrants.......................................       44         --
Dilutive effect of outstanding stock options..............................       30         --
Dilutive effect of stock purchase warrants(2).............................      151         17
Conversion of noninterest-bearing convertible debentures..................      131         --
                                                                            -------    -------
Weighted average number of shares and share equivalents outstanding.......    4,036      1,266
                                                                             ======    =======
Net income (loss).........................................................  $   436    $   (83)
                                                                             ======    =======
Primary earnings (loss) per share.........................................  $   .11    $  (.07)
                                                                             ======    =======
FOR FULLY DILUTED EARNINGS PER SHARE
Weighted average number of shares used in primary calculation.............    4,036      1,266
Additional dilutive effect of stock options and warrants..................       20         --
                                                                            -------    -------
Weighted average number of shares fully diluted...........................    4,056      1,266
                                                                             ======    =======
Net income (loss).........................................................  $   436    $   (83)
                                                                             ======    =======
Fully diluted earnings (loss) per share...................................  $   .11    $  (.07)
                                                                             ======    =======

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(1) Shares used in these tables are weighted based on the number of days the shares were outstanding or assumed to be outstanding during each period.

(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, "Earnings Per Share Computation in an Initial Public Offering", an aggregate of 16,667 common equivalent shares issued during the twelve-month period prior to the initial public offering, at prices below the initial public offering price, have been included as if they were outstanding for the three months ended March 31, 1996 and 1995.